Exhibit 1

PORTFOLIO MANAGEMENT AGREEMENT

WARBERG ASSET MANAGEMENT LLC

MILFAM CI LLC SPARTACUS
(a separate series of Milfam CI LLC)

Dated as of May 22, 2026

PORTFOLIO MANAGEMENT AGREEMENT

Exhibit 1 —	Investment Mandate	Exh 1-1
Exhibit 2 —	Portfolio	Exh 2-1
Exhibit 3 —	Management Fee	Exh 3-1
Exhibit 4 —	Form of Note	Exh 4-1

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PORTFOLIO MANAGEMENT AGREEMENT

This Portfolio Management Agreement (this “Agreement”) is made as of May 22, 2026 by and among MILFAM CI LLC SPARTACUS (“Client”), a separate series of MILFAM CI LLC, a Delaware limited liability company (the “Company”), and WARBERG ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Portfolio Manager”).

WHEREAS, capitalized terms are defined in Section 26;

WHEREAS, Client has an ownership, a security or other interest in the assets and instruments listed in Exhibit 2 to this Agreement, which together with any dividend, distribution or property of any kind (including any amount payable on redemption) which is due or is paid or otherwise arises in relation to such assets and instruments (“Investment Instruments”) comprise the portfolio with respect to which the Portfolio Manager is willing to provide advisory services to Client under the terms and conditions as set forth in this Agreement (the “Portfolio”); and

WHEREAS, Client wishes to appoint the Portfolio Manager to manage the Portfolio.

NOW THEREFORE, in consideration of the mutual promises and agreements made herein, the parties hereto agree as follows:

1.	Appointment of Portfolio Manager.

Client hereby appoints the Portfolio Manager as investment advisor to Client with sole and exclusive discretionary trading authority over the investing and trading of the Portfolio, subject to the Investment Mandate and the terms of this Agreement. The Portfolio Manager hereby accepts such appointment.

2.	Power and Authority of the Portfolio Manager.

(a)	The Portfolio Manager is expressly authorized to do the following for or on behalf and in the name of Client — to the extent consistent with the Investment Mandate and the terms of this Agreement:

(i)	make all investment and trading decisions with respect to the Portfolio, including exercising and enforcing any right of Client with respect to the Portfolio;

(ii)	vote in person or by general or limited proxy, or refrain from voting, any securities in the Portfolio for any purpose; to exercise or sell any subscription or conversion rights with respect to the Portfolio; to consent to and join in or oppose any voting trusts, reorganizations, consolidations, mergers, foreclosures and liquidations with respect to the Portfolio and to deposit securities and accept and hold other securities or property received therefor;

(iii)	subject to the prior written consent of Client, open, maintain and close one or more accounts (including bank, brokerage, margin and clearing accounts) and enter into arrangements to self-clear transactions with financial and commercial institutions (including clearing and depository institutions);

(iv)	determine the executing broker/dealers to be used for each securities transaction in respect of the Portfolio;

(v)	incur and pay or reimburse expenses of Client (but, for the avoidance of doubt, not of the Portfolio Manager Parties themselves);

(vi)	advise Client concerning the establishment of reserves and liquidating adjustments associated with the Portfolio;

(vii)	subject to the prior written consent of Client, employ or otherwise engage at Client’s expense the services of such agents, consultants, advisors, counterparties and other service providers as the Portfolio Manager deems necessary or advisable;

(viii)	subject to the prior written consent of Client, commence or defend any litigation involving the Portfolio or rights relating thereto, retain legal counsel in connection therewith, and pay from the assets of Client the reasonable liabilities and expenses (including attorneys’, investigators’ and consultants’ fees and expenses) incurred in connection therewith;

(ix)	subject to the prior written consent of Client, compromise, settle and/or accept judgments with respect to any claims made with regard to the Portfolio or rights relating thereto;

(x)	exercise all rights associated with the Portfolio, including the right to convert securities, exercise options, vote, redeem and extend;

(xi)	generally, to act or decline to act for Client in all matters relating to the trading and investing of the Portfolio; and

(xii)	borrow, repay and reborrow funds from Permitted Lenders, in an aggregate amount outstanding at any given time not to exceed the greater of (i) $10 million and (ii) the fair market value of the Portfolio, which debt shall be subject to the terms and conditions attached hereto as Exhibit 4; provided that (x) such borrowed funds shall be used solely for the payment of the exercise price of warrants within the Portfolio; and (y) the Portfolio Manager shall cause the principal and accrued interest on such debt to be paid as soon as reasonable practicable given the Investment Mandate (but in any event prior to its respective maturity) from assets within the Portfolio.

(b)	The Portfolio Manager shall only be required to devote such business time and resources to its obligations hereunder as the Portfolio Manager reasonably determines necessary or advisable for the successful discharge of such obligations.

3.	Duties of and Restrictions on the Portfolio Manager.

(a)	The Portfolio Manager hereby undertakes to comply with the Investment Mandate in Exhibit 1.

(b)	The Portfolio Manager will exercise any voting rights relating to Investment Instruments in the Portfolio in accordance with the Portfolio Manager’s proxy voting policy. The Portfolio Manager shall maintain voting records for Client for a minimum period as may be required by Law, and shall make such voting records available to Client upon request.

(c)	Investment Instruments in the Portfolio shall be held at all times in an account (or accounts) established on behalf of and in the name of Client with one or more prime broker(s)/custodians, and such Investment Instruments will be used to secure only the trading positions of Client, and not the trading positions of any Portfolio Manager Client or any other Person.

(d)	The Portfolio Manager may not appoint a sub-advisor or otherwise delegate its obligations under this Agreement without the prior written consent of Client.

(e)	The Portfolio Manager shall exercise its discretion and authority in accordance with applicable Law and with reasonable care, using a degree of skill and diligence not less than that with which the Portfolio Manager performs similar services for its own account or for the account of its affiliates holding similar securities to those in the Portfolio. All transactions with respect to the Portfolio shall be on an arm’s length basis.

4.	Non-Exclusive Dealings with and by Portfolio Manager Parties.

(a)	Subject to the provisions of Section 2(b), nothing in this Agreement shall limit the right of any Portfolio Manager Party to organize, engage in or possess an interest in, directly or indirectly, other business ventures or investments of any nature or description for such Portfolio Manager Party’s own account (including engaging in transactions involving the same type of Investment Instruments owned by Client), independently or with others, including any investment in any aspect of the investment and trading business or any other business engaged in by Client, and none of Client or any member of Client (in its capacity as such) shall have any rights in or to such investment or independent venture or the income or profits derived therefrom.

(b)	Any Portfolio Manager Party may invest and trade for their personal accounts.

(c)	Any Portfolio Manager Party may invest and trade for Client as well as for any other Portfolio Manager Client accounts.

(d)	Any Portfolio Manager Party may render investment advisory and other services to other Persons with respect to Investment Instruments which advice is identical, dissimilar or contrary to the advice that the Portfolio Manager provides to Client.

(e)	Subject to compliance with Law, the Portfolio Manager may cause Client, and any other Portfolio Manager Party or Portfolio Manager Client, to engage in all manner of transactions with any other Portfolio Manager Party or Portfolio Manager Client or Client, including principal-to-principal, “riskless principal,” “agency cross” and agency transactions in Investment Instruments and any form of derivative transaction.

5.	Representations and Warranties of Portfolio Manager and Client.

(a)	The Portfolio Manager represents, warrants and covenants to Client that:

(i)	The Portfolio Manager is registered as an investment adviser under the Investment Advisers Act of 1940 and will remain so registered during the term of this Agreement;

(ii)	In performing its duties and obligations under this Agreement, all acts and omissions taken by the Portfolio Manager in respect of Client shall be in compliance in all material respects with all applicable Law; the Portfolio Manager has all governmental, regulatory and exchange approvals and licenses and has effected all filings and registrations with all necessary authorities required to conduct its business and to perform its obligations hereunder;

(iii)	The Portfolio Manager has, and its principals, employees or related parties are subject to, written procedures regarding compliance with all relevant rules and regulations as required by and in conformity with applicable Law, and the Portfolio Manager has procedures in place which comply with all relevant anti-money laundering and privacy principles applicable to it pursuant to applicable Law; and

(iv)	This Agreement has been duly and validly authorized, executed and delivered by the Portfolio Manager and constitutes a valid, binding and enforceable agreement of the Portfolio Manager in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability generally of the rights of creditors.

(b)	Client represents and warrants to the Portfolio Manager that:

(i)	Client does not, and will not, consist of “plan assets” and is not, and will not be, a “benefit plan investor,” within the meaning of the Employee Retirement Income Security Act of 1974;

(ii)	Client is a “qualified eligible person” under U.S. Commodity Futures Trading Commission Regulation 4.7(a), a “Qualified Purchaser” under Section 3(c)(7) of the Investment Company Act of 1940, and an “Accredited Investor” under Regulation D of the Securities Act of 1933; and

(iii)	This Agreement has been duly and validly authorized, executed and delivered by Client and constitutes a valid, binding and enforceable agreement of Client in accordance with its terms, except as the same may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability generally of the rights of creditors.

6.	Limitation of Liability; Indemnification.

(a)	No Portfolio Manager Party shall have any liability to Client for any act performed, or the omission to perform any act, within the scope of the power and authority conferred on the Portfolio Manager by this Agreement, except by reason of acts or omissions of a Portfolio Manager Party which constitute fraud, bad faith, gross negligence, recklessness or willful misconduct or material breach of this Agreement. All investment activity hereunder shall be for Client and risk of Client, and the Portfolio Manager makes no guarantee whatsoever that such activity will be profitable or protected against loss. Client acknowledges the risks inherent to such investment activity including without limitation that Investment Instruments may decline abruptly in value and may sustain a total loss of investment. The Portfolio Manager shall not incur any liability for Portfolio profits or losses resulting therefrom, or any costs or expenses related thereto, provided that the Portfolio Manager has not breached the standard of care provided for in this Section 6(a).

(b)	No Portfolio Manager Party shall have any liability to Client for any trading errors, unless they are the result of conduct on the part of the Portfolio Manager which is inconsistent with the standard of care set forth in this Section 6.

(c)	Client shall indemnify and hold harmless the Portfolio Manager Parties from and against any loss, liability and reasonable expense (including, without limitation, judgments, fines, amounts paid in settlement and reasonable attorneys’ fees and expenses) (collectively, “Portfolio Manager Losses”) incurred or suffered by any Portfolio Manager Party in connection with the good faith performance by such Portfolio Manager Party of its responsibilities under this Agreement, other than Portfolio Manager Losses for which the Portfolio Manager would be liable under Section 6(a).

(d)	The rights of an indemnified party to indemnification under this Section 6 shall survive the winding-up of the Portfolio Manager, Client or the Company and the death, withdrawal, declaration of legal incapacity, dissolution, winding-up or Bankruptcy of such indemnified party.

(e)	Notwithstanding the above provisions of this Section 6, U.S. federal and state securities laws, as well as other applicable Law, impose liabilities under certain circumstances on Persons who act in good faith. Therefore, nothing in this Section 6 shall in any way constitute a waiver or limitation of any rights which Client may have under U.S. federal or state securities laws or other applicable Law or purport to indemnify the Portfolio Manager Parties to the extent (but only to the extent) that such indemnification would be inconsistent with U.S. federal or state securities laws or other applicable Law.

7.	Limited Recourse.

The Portfolio Manager hereby acknowledges that Client is a separate series of a limited liability company within the meaning of the Delaware Limited Liability Company Act. For the purposes of the transactions contemplated by this Agreement, such transactions are in respect of the specific separate series (i.e., Client), and the Portfolio Manager shall not have or make any claim against any other separate series of the Company.

8.	Custody; Brokerage.

(a)	The Portfolio shall be held in custody by a trustee, custodian or securities intermediary duly appointed by Client (the “Custodian”). The Portfolio Manager is authorized to give instructions to the Custodian with respect to all investment decisions regarding the Portfolio. Nothing contained herein shall be deemed to authorize the Portfolio Manager to take or receive physical possession of any of the assets for Client, it being intended that responsibility for safekeeping thereof and the consummation of all purchases, sales, deliveries and investments made pursuant to the Portfolio Manager’s direction shall rest upon the Custodian.

(b)	Client shall instruct the Custodian to send the Portfolio Manager duplicate copies of all account statements given to Client in respect of the Portfolio.

(c)	Subject to Section 3, the Portfolio Manager may designate the brokers or dealers through whom all purchases and sales in respect of the Portfolio will be made (“executing brokers”). The Portfolio Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Portfolio. In selecting executing brokers to effect transactions on behalf of Client, the Portfolio Manager, subject to its overall duty to seek “best execution” for Portfolio transactions, will have authority to and may consider the full range and quality of the ability of the executing brokers to execute transactions efficiently, their responsiveness to the Portfolio Manager’s instructions, their facilities, reliability and financial responsibility and the value of any research or other services or products they provide. As long as the services or other products provided by a particular executing broker (whether directly or through a third party) qualify as “brokerage and research” services within the meaning of Section 28(e) of the Securities Exchange Act of 1934 (and relevant SEC interpretations of that section) and the Portfolio Manager determines in good faith that the amount of commission charged by such executing broker is reasonable in relation to the value of such “brokerage and research services,” the Portfolio Manager may utilize the services of that executing broker to execute transactions for the Portfolio on an agency basis even if (i) the Portfolio would incur higher transaction costs than it would have incurred had another broker or dealer been used and (ii) the Portfolio does not necessarily benefit from the research or products provided by that executing broker.

(d)	Subject to Section 3, the Portfolio Manager shall be permitted to aggregate orders for Client with orders for other Portfolio Manager Clients, notwithstanding that the effect of such aggregation may operate to the disadvantage of Client. When transactions are so aggregated, (i) the actual prices applicable to the aggregated transaction will be averaged, and Client and each other Portfolio Manager Clients participating in the aggregated transaction shall be deemed to have purchased or sold its share of the security, instrument or obligation involved at such average price and (ii) all transaction costs incurred in effecting such an aggregated transaction shall be shared on a pro rata basis among all Portfolio Manager Clients participating in such aggregated transaction.

9.	Compensation; Expenses.

(a)	The Portfolio Manager will receive a management fee for its services under this Agreement, as described in Exhibit 3.

(b)	The Portfolio Manager will be responsible for all of its overhead and internal expenses involved in the management and conduct of the Portfolio, except, for the avoidance of doubt, as provided in Section 9(c).

(c)	Client will bear all costs and expenses of the investment activities and operations related to the Portfolio, such as: brokerage fees, commissions and all other transaction costs, stock borrowing and lending fees, interest on cash balances, custodial fees, reasonable transaction legal expenses, regulatory fees or taxes payable in respect of the Portfolio, professional expenses, expenses incurred in connection with trade execution, clearance settlement, confirmation and/or reconciliation, as well as any other fees and expenses related to the trading and investment activity of the Portfolio as determined by the Portfolio Manager in good faith. Client will pay its expenses directly or reimburse the Portfolio Manager, as instructed, for expenses paid on Client’s behalf in connection with this Section 9(c).

10.	Accounting and Other Information.

(a)	The Portfolio Manager shall furnish to Client such reports relating to the Portfolio as Client shall from time to time reasonably request.

(b)	The Portfolio Manager shall maintain all records relating to its management of the Portfolio as may be required by Law.

11.	Independent Contractor.

The Portfolio Manager is and shall for all purposes herein be deemed to be an independent contractor with respect to Client and, except as otherwise provided for in this Agreement, shall not in any respect have any authority to act for or represent Client or otherwise be deemed to be a general agent, representative or employee of Client. Nothing in this Agreement shall be interpreted or construed to create any employment, partnership, joint venture or other relationship between the Portfolio Manager, on the one hand, and Client, on the other.

12.	Term; Termination.

(a)	This Agreement shall continue until the earlier of (i) the close of business on September 30, 2027, subject to a 1-year extension at the election of the Portfolio Manager or such further extension as may be agreed by the parties, (ii) termination of this Agreement in accordance with its terms and (iii) termination/dissolution of Client.

(b)	This Agreement shall be terminable at will at any time by the Portfolio Manager or Client upon at least sixty-one (61) days’ prior written notice to the other party. This Agreement may be terminated immediately by the Portfolio Manager or Client upon written notice to the other party in the event of: (i) material breach of a provision of this Agreement by the other party and such party fails to cure that breach within five (5) Business Days of written notice of such breach from the non-breaching party; or (ii) Bankruptcy of the other party.

(c)	Upon termination of this Agreement, the Portfolio Manager shall be entitled to receive from Client all fees and other money accrued to it and unpaid through the date of termination but the Portfolio Manager shall owe Client any amounts paid to the Portfolio Manager in advance for any period after the date of termination.

13.	Amendment.

This Agreement may not be amended except by the written consent of all the parties hereto.

14.	Notices.

Unless otherwise specified in this Agreement, all notices or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing (physical or electronic) and shall be: (a) personally delivered; (b) delivered by e-mail (including the use of attachments in the form of a Microsoft Word Document or an Adobe “.pdf” file); or (c) sent for overnight delivery by a reputable private carrier or by the postal service; in each case addressed:

if to Client to:

MILFAM CI LLC Spartacus

c/o Milfam LLC

****

****

****

Email: ****; ****

if to the Portfolio Manager to:

Warberg Asset Management LLC

****

****

****

Email: ****; ****

All notices or other communications shall be deemed to have been validly given: (a) on the date of delivery if delivered personally; (b) on the date of delivery if delivered by e-mail, provided that receipt of such notice has been confirmed; or (c) on the next Business Day after being sent for overnight delivery by a reputable private carrier or the postal service.

15.	No Assignment.

This Agreement may not be assigned, in whole or in part, by any party to this Agreement without the prior written consent of the other party hereto.

16.	Counterparts; Electronic Copies.

This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document. Executed electronic or scanned signature pages of this Agreement and any related documents shall have the same legal force and effect as executed originals.

17.	Waivers.

(a)	No failure on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Failure on the part of Client or the Portfolio Manager to complain of any act of the other or to declare the other in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by Client or the Portfolio Manager of its rights with respect to such default.

(b)	Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

18.	Right of Third Parties to Rely on the Power and Authority of the Portfolio Manager.

The acts of the Portfolio Manager relating to the subject matter of this Agreement in carrying out the business of Client may be relied upon by any third party as binding upon Client.

19.	Binding Effect; Benefit.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and the Persons indemnified hereunder, and their respective successors and permitted assigns. Otherwise, the provisions of this Agreement are not intended to be for the benefit of any third party, including any creditor or other Person to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) any of the parties hereto, and no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) against any such party.

20.	Confidentiality.

(a)	Each party agrees that it shall hold in strict confidence all data and information obtained from another party (unless such information is or becomes readily ascertainable from public information or trade sources) and shall direct and take all steps within its power to ensure that its directors, officers, principals, members, partners, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless disclosure is required by a regulatory body or Client’s respective auditors, or in the opinion of counsel such disclosure is required by law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

(b)	The Portfolio Manager Parties will not discuss Client with any Person (other than its attorneys, auditors and other advisors), including any members of the press, without the prior written consent of Client. No Portfolio Manager Party will use the name of Client or any derivative thereof in any publicity release or advertising without the prior written consent of Client, which consent may be withheld in its sole discretion. No Client Party may use the name “Warberg” or any derivative thereof in any publicity release without the prior written consent of the Portfolio Manager, which consent may be withheld in its sole discretion.

(c)	Client further agrees that it shall use its reasonable efforts to ensure that no Client Party shall provide any Portfolio Manager Party with any information that constitutes material, non-public information regarding any issuer in the Portfolio having securities that are traded publicly on any U.S., European or other international stock exchange without the Portfolio Manager’s prior written consent (email being sufficient).

21.	Dispute Resolution; Arbitration Procedures.

(a)	Each of the parties acknowledges an obligation and agrees to make a good faith effort to resolve any disputes or controversies under this Agreement, including disputes as to whether a party has breached a representation, warranty, covenant or agreement contained herein and the amount of losses incurred by another Person as a result thereof. If a party believes that another party is in breach of its obligations under this Agreement, the complainant party shall give sufficiently detailed written notice to such other parties describing the nature and circumstances of such claimed breach. The receiving party shall use commercially reasonable efforts to cure or otherwise resolve the matters which are the subject of such notice within thirty (30) days of its receipt of such notice. Such parties shall meet as appropriate, either telephonically or in person, during such thirty (30) day period to facilitate the prompt resolution of any dispute or controversy.

(b)	The parties hereby agree to submit any unresolved disputes and controversies after such thirty (30) day period to arbitration pursuant to the following terms and conditions. A party claiming an unresolved breach (the “Notifying Party”) shall demand such arbitration in writing (an “Arbitration Demand”) from the other party or parties (collectively, the “Receiving Party”), which Arbitration Demand shall include a statement confirming the Notifying Party has made a good faith effort to resolve the dispute or controversy and is of the opinion the same cannot be resolved fairly in accordance with the terms of this Agreement, without the involvement of an impartial third party, and stating the matter in controversy, the provisions of this Agreement relied upon for the Notifying Party’s position, and the relief sought. Within fifteen (15) days after receipt of such Arbitration Demand, the Receiving Party shall respond in writing stating its position and the provisions of this Agreement upon which it relies.

(c)	Any arbitration panel shall consist of three persons who shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) and under the auspices of the American Arbitration Association (the “AAA”). The arbitration hearing shall be held in New York, New York on not less than thirty (30) days’ prior written notice and shall be conducted in accordance with the AAA Rules. The prevailing party shall be entitled to all costs related to the arbitration, including the reasonable attorneys’ fees for the prevailing party. An award rendered by a majority of the arbitrators shall be final, binding and non-appealable with respect to all parties to the proceeding, and judgment on such award may be entered by any such party in a court having jurisdiction.

(d)	Subject to the last sentence of this Section 21(d), the parties hereby stipulate that the arbitration provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any court (federal, state, provincial, foreign or local) or before any administrative tribunal with respect to any controversy or dispute arising from this Agreement. The arbitration provisions hereof shall survive the termination of this Agreement. Nothing herein contained shall be deemed to give the arbitrator(s) any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement. Notwithstanding the foregoing, each of the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction to enforce their rights under this Agreement.

(e)	Each party agrees that all information relevant to or regarding the arbitration proceedings, including any arbitration award, will be treated as confidential information in accordance with this Agreement and will not be disclosed by any party, any arbitrator or the AAA to any third party without the written consent of Client and the Portfolio Manager.

22.	Governing Law.

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and interpreted, construed and enforced according to the laws of the State of Delaware without regard to principles of conflicts of law.

23.	Entire Agreement.

This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings of the parties with respect hereto.

24.	Severability.

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable. Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other. Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the greatest extent possible in the jurisdiction in question and otherwise as set forth herein.

25.	Rules of Interpretation.

(a)	References to sections shall be to sections of this Agreement unless otherwise specified.

(b)	The table of contents and section headings herein have been inserted for convenience of reference only, are not a part of this Agreement and shall not be used in construing this Agreement.

(c)	The term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive, and the term “and” shall not be interpreted to require the conjunctive, in each case, unless the context otherwise requires.

(d)	The terms “include” and “including” are to be construed as non-exclusive (for example, “including” shall mean “including without limitation”), in each case, unless the context otherwise requires.

(e)	In this Agreement, whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural form and vice versa.

(f)	Any reference to a Law shall mean such Law as currently in effect, including any amendment or modification thereto, as well as any successor Law enacted, subsequent to the date hereof.

(g)	The term “may” shall be construed as exclusively permissive and shall be interpreted as intending “may, but shall be under no obligation whatsoever to.”

(h)	No provision of this Agreement shall be construed in favor of or against any Person by reason of the extent to which any such Person or its affiliates, or their respective employees or counsel participated in the drafting of this Agreement.

(i)	References to Exhibits hereto shall be to such Exhibits as the same may be modified from time to time upon mutual agreement of Client and the Portfolio Manager or as otherwise permitted by the terms of this Agreement.

26.	Definitions.

“Agreement” means this Portfolio Management Agreement.

“Bankruptcy” means, with respect to any Person, an adjudication that such Person is bankrupt or insolvent, such Person’s admission of its inability to pay its debts as they mature, such Person’s making a general assignment for the benefit of creditors, such Person’s filing a petition in bankruptcy or a petition for relief under any section of any bankruptcy or insolvency Law (including the United States Bankruptcy Code), or the filing against such Person of any such petition which is not discharged within sixty (60) days thereafter.

“Business Day” means a day other than Saturday or Sunday on which retail banks and regulated stock exchanges and markets are open for normal banking business in New York.

“Client” means Milfam CI LLC Spartacus, a separate series of the Company.

“Client Party” means Client, its affiliates and their respective managers, directors, officers, principals and employees.

“Company” means Milfam CI LLC, a Delaware limited liability company.

“Custodian” has the meaning given it in Section 8(a).

“Investment Instruments” has the meaning given it in the preamble to this Agreement.

“Investment Mandate” means the investment mandate, restrictions and other limitations described in Exhibit 1 or as may otherwise be agreed in writing between Client and the Portfolio Manager and subject to the terms of this Agreement.

“Law” means any law, regulation (proposed, temporary or final), administrative rule or procedure, self-regulatory organization rule or interpretation, or exchange rule or procedure binding upon (as applicable in light of context) any Client Party or Portfolio Manager Party or to which any of their property is subject.

“Permitted Lender” means (i) Warberg SPAC Fund LP, a Delaware limited partnership; or (ii) if the foregoing entity lacks sufficient funds or is otherwise prohibited from lending funds to Client, Warberg Special Situations Fund LP, a Delaware limited partnership; or (iii) if each of the foregoing two entities lacks sufficient funds or is otherwise prohibited from lending funds to Client, Warberg CA Fund LP, a Delaware limited partnership; or (iv) if each of the foregoing three entities lacks sufficient funds or is otherwise prohibited from lending funds to Client, any other Portfolio Manager Client.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (or any agency or political subdivision thereof) or other entity having legal personality under the laws of any jurisdiction.

“Portfolio” has the meaning given it in the preamble to this Agreement.

“Portfolio Manager” means Warberg Asset Management LLC, a Delaware limited liability company.

“Portfolio Manager Client” means Client and each other Person whose investment or trading activities are directed by the Portfolio Manager or its affiliates.

“Portfolio Manager Losses” has the meaning given it in Section 6(c).

“Portfolio Manager Party” means the Portfolio Manager, its affiliates, or any of their respective directors, officers, principals, members, partners, employees and stockholders.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

WARBERG ASSET MANAGEMENT LLC

By:	/s/ Daniel Warsh
	Name:	Daniel Warsh
	Title:	Manager

MILFAM CI LLC SPARTACUS

By: Milfam CI Management LLC, its Manager

By:	/s/ Neil Subin
	Name:	Neil Subin
	Title:	Sole Member

EXHIBIT 1

INVESTMENT MANDATE

The Portfolio Manager shall conduct a review of the Portfolio, including the market performance and outlook of the securities therein, assess the value of such securities, evaluate the anticipated mandatory redemption of the warrants in the Portfolio, and then develop and implement a strategy which, in the Portfolio Manager’s good faith and professional judgment, maximizes the returns from the Portfolio during the term of this Agreement.

Exh. 1-1

EXHIBIT 2

PORTFOLIO

Holdings	Qty
NextNav Inc. Common Stock	1,948,907.00
NextNav Inc. Warrants ($11.50, EXP 10/31/2027)	3,539,977.00

Exh. 2-1

EXHIBIT 3

MANAGEMENT FEE

[****]

Exh. 3-1

EXHIBIT 4

TERMS OF DEBT

LOAN AGREEMENT AND PROMISSORY NOTE

This Loan Agreement and Promissory Note is made [DATE OF BORROWING], between (i) Milfam CI LLC Spartacus (the “Borrower”), a series of Milfam CI LLC, a Delaware limited liability company, and (ii) [PERMITTED LENDER] (the “Lender”).

For valued received, the Borrower promises to pay the Lender $[_____] (the “Loan”), together with simple interest thereon, at a rate equal to 8% per year, on [TWO WEEKS FROM DATE OF BORROWING]. Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium. Payment will be made via wire transfer to the Lender, per instructions provided by the Lender at the time of payment.

This Loan Agreement and Promissory Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Loan Agreement and Promissory Note shall be governed by the laws of the State of Delaware, without regard to any conflict of law provisions thereof.

This Loan Agreement and Promissory Note may not be assigned, transferred, or negotiated by Lender or Borrower, without the prior written consent of the other party.

Exh. 4-1